Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Strategic Income Opportunities Portfolio   (BR-SIP)
iShares Barclays Intermediate Credit Bond Fund   (ISHICRED)
BlackRock Bond Allocation Target Shares: Series C Portfolio   (BATSC)
iShares Barclays Credit Bond Fund   (ISHCRED)
iShares Barclays Intermediate Government/Credit Bond Fund   (ISHIGOVCR)
iShares Core Total U.S. Bond Market ETF   (ISHAGG)
Master Total Return Portfolio of Master Bond LLC   (MF-BOND)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
12-13-2012

Security Type:
BND/CORP

Issuer
Teva Pharmaceutical Finance IV, LLC  (2020)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated Underwriter(s)
[x] PNC
[ ] Other:
List of Underwriter(s)
Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., Citigroup
Global Markets Inc., HSBC Securities (USA) Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc.,
PNC Capital Markets LLC, RBC Capital Markets, LLC, SMBC Nikko Capital Markets Limited, Credit Suisse Securities (USA) LLC


Transaction Details

Date of Purchase
12-13-2012

Purchase Price/Share
(per share / % of par)
$99.955

Total Commission, Spread or Profit
0.400%

1.	Aggregate Principal Amount Purchased (a+b)
$60,850,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$15,045,000

b. Other BlackRock Clients
$45,805,000

2.	Aggregate Principal Amount of Offering
$700,000,000

Fund Ratio
[Divide Sum of #1 by #2] Must be less than 0.25
(unless securities are Government Securities)
0.08692

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the
following transaction types (see Definitions):

[x] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [
Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                            Date: 12-17-2012
Global Syndicate Team Member




Approved by:
Yeseni Peluso                            Date: 12-17-2012
Senior Global Syndicate Team Member